Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 25, 2014

Relating to Prospectus Supplement dated July 22, 2014

Registration No 333-195662

PAR PETROLEUM CORPORATION

FREE WRITING PROSPECTUS

This free writing prospectus should be read together with the prospectus supplement dated July 22, 2014 (the “Prospectus Supplement”), relating to the rights offering by Par Petroleum Corporation (the “Company”) in connection with the Company’s registration statement on Form S-3, which became effective on July 7, 2014 (File No. 333-195662). The following information supplements and updates the information contained in the Prospectus Supplement.

On July 25, 2014, the Company issued a press release announcing a conference call to review the pending acquisition of Koko’oha Investments, Inc. and the rights offering. The full text of the press release is attached as Annex A.

The Company filed a prospectus supplement with the SEC on July 22, 2014, which prospectus supplement provides the terms of the rights offering and supplements the accompanying prospectus, dated July 7, 2014, which is part of the Company’s registration statement on Form S-3, File No. 333-195662. This communication is being used in connection with that rights offering. Before you invest, you should read the prospectus supplement, the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this rights offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a prospectus supplement and prospectus from the information agent for the rights offering at the following address and telephone number: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (800) 967-4607.

Annex A

PAR ANNOUNCES CONFERENCE CALL TO REVIEW PENDING ACQUISITION AND RIGHTS OFFERING

Houston, Texas: Par Petroleum Corporation (NYSE MKT: “PARR”) announced today that it will host a conference call on Tuesday, July 29, 2014, at 9:30 AM ET, to review its previously announced pending acquisition of Koko’oha Investments, Inc. and registered rights offering. Will Monteleone, Par’s Chief Executive Officer, will review a slide presentation on the call and be available for questions. The slide presentation will be available on the “Investors” section of the Company’s website and will be included as Exhibit 99.1 to the Company’s Current Report on Form 8-K to be filed on July 29, 2014.

The Company commenced its rights offering on July 22, 2014 and it is scheduled to expire at 5:00 p.m. New York City time on August 13, 2014 (unless extended). The Company intends to use the net proceeds from the rights offering to finance potential acquisitions, including the pending acquisition of Koko’oha, and for general corporate purposes, including working capital. Koko’oha owns Mid Pac Petroleum LLC which distributes gasoline and diesel products throughout Hawaii through more than 80 sites and four terminals.

The rights offering is being made solely by means of a prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on July 22, 2014, in connection with the Company’s registration statement on Form S-3 which became effective on July 7, 2014. Any questions or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (800) 967-4607.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF PAR PETROLEUM CORPORATION, NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION. ANY SUCH OFFER, SOLICITATION OR SALE WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

Conference Call Information

You may listen or participate in the call by telephone or listen only on our webcast.

Attendee Audio:

1 (888) 517-2485 Audience US Toll Free

Passcode: 7642 445

Live Audio Webcast:

http://event.onlineseminarsolutions.com/r.htm?e=829242&s=1&k=61F385BC9A99384BD8C232C7C7CDD12A

About Par

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Annex A

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products through Texadian Energy. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Par Petroleum’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par Petroleum’s common stock without its prior consent.

Forward-Looking Statements

This press release includes information that constitutes forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to successfully complete the rights offering; our ability to successfully complete the pending acquisition of Koko’oha Investments, integrate it into our operations and realize the anticipated benefits from the acquisition; our ability to identify all potential risks and liabilities in our due diligence of Koko’oha Investments and its business; any unexpected costs or delays, including modifications to the terms of the transaction which may be required by our compliance with HSR, in connection with the pending acquisition of Koko’oha Investments; the volatility of crude oil and refined product prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K, as amended. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121